Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-231751
Product Prospectus Supplement MLN-EI-1 to the Prospectus dated June 18, 2019 The Toronto-Dominion Bank Senior Debt Securities, Series E Market-Linked Notes Linked to One or More Equity Indices
GENERAL TERMS
The Toronto-Dominion Bank (the “Bank”) may from time to time offer and sell the types of notes listed above (collectively, the “notes”). The notes are senior debt securities as referenced in the accompanying prospectus dated June 18, 2019. The accompanying prospectus and this product prospectus supplement describe the terms that may apply generally to the notes, including any notes you purchase. A separate pricing supplement will describe specific terms of the notes being offered, including any changes to the terms specified below. If the terms described in the applicable pricing supplement and/or this product prospectus supplement are inconsistent with those described in this product prospectus supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product prospectus supplement; and last, the accompanying prospectus.
The notes are linked to the performance of one or more equity indices (each, a “Reference Asset”) specified in the applicable pricing supplement. If the Reference Asset of your notes consists of more than one equity index, we may refer to the Reference Asset as a “Basket” and each applicable component of the Reference Asset as a “Basket Component.” References herein to the Reference Asset will be deemed to be references to each applicable Reference Asset or the Basket, unless the context otherwise requires. The Payment at Maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. The notes are designed for investors who are seeking exposure to the Reference Asset and who anticipate that the level of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable Valuation Date  or dates. Depending on the specific terms of the notes being offered, investors must be willing to forgo interest payments on the notes and be willing to accept a return that may be negative, in which case investors will receive at maturity less, and possibly significantly less, than their principal and may lose all of their initial investment.
The notes do not guarantee any return of principal at maturity. You are subject to a risk to all or a portion of your investment in the notes, as described in more detail below.
The notes will not be listed or displayed on any securities exchange or electronic communications network.
Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-6 to read about investment risks relating to the notes. Unless otherwise specified in the applicable pricing supplement, the principal of the notes is not protected and you could lose some or all of your investment.
The price at which you purchase the notes is expected to include hedging costs and profits that the Bank or its affiliates expect to incur or realize. Any such costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the Issue Date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The Bank may use this product prospectus supplement in the initial sale of notes. In addition, TD Securities (USA) LLC or another of the Bank’s affiliates may use this product prospectus supplement in a market-making transaction in notes after their initial sale. Unless the Bank or its agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.
The notes are unsecured and unsubordinated deposit liability obligations of the Bank and will rank on a parity in right of payment with all of the Bank’s deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act (Canada) or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

TD Securities (USA) LLC
Product Prospectus Supplement dated November 6, 2020

TABLE OF CONTENTS
Product Prospectus Supplement
Summary	PS-1
Additional Risk Factors Specific to the Notes	PS-6
General Terms of the Notes	PS-16
Use of Proceeds and Hedging	PS-26
Supplemental Discussion of Canadian Tax Consequences	PS-27
Material U.S. Federal Income Tax Consequences	PS-28
Certain Benefit Plan Considerations	PS-35
Supplemental Plan of Distribution (Conflicts of Interest)	PS-36
Prospectus
Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	iii
About this Prospectus	iii
Risk Factors	1
The Toronto-Dominion Bank	6
Presentation of Financial Information	6
Caution Regarding Forward-Looking Statements	8
Use of Proceeds	10
Consolidated Capitalization and Indebtedness	11
Description of the Debt Securities	12
Canadian Bank Resolution Powers	28
Description of Common Shares and Preferred Shares	32
Description of Warrants	35
Description of Subscription Receipts	36
Description of Units	37
Ownership, Book-Entry Procedures and Settlement	38
Tax Consequences	45
Benefit Plan Investor Considerations	59
Plan of Distribution (Conflicts of Interest)	61
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	64
Legal Matters	65
Experts	66
Other Expenses of Issuance and Distribution	67

In this product prospectus supplement, unless the context otherwise indicates, the “Bank,” “we,” “us” or “our” means The Toronto-Dominion Bank and its subsidiaries. Also, references to the “prospectus” or the “accompanying prospectus” mean the prospectus, dated June 18, 2019, of The Toronto-Dominion Bank. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement and the accompanying prospectus, as well as the applicable pricing supplement. The applicable pricing supplement may have terms or features that differ from or supplement the terms described herein and may use different defined terms than those used herein to describe the notes. If the terms described in the applicable pricing supplement and/or this product prospectus supplement are inconsistent with those described in this product prospectus supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product prospectus supplement; and last, the accompanying prospectus.
Issuer:	The Toronto-Dominion Bank (the “Bank”).
Issue:	Senior Debt Securities, Series E
Reference Asset:	One or more equity indices, as specified in the applicable pricing supplement.
Principal Amount:	As specified in the applicable pricing supplement.
Minimum Investment:	As specified in the applicable pricing supplement.
Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples thereof in excess of $1,000.
Interest Payable:	None, unless specified otherwise in the applicable pricing supplement.
Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset, and will be calculated as follows:
Payment at Maturity in Excess of Principal
(a) If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Level, then, at maturity, you will receive an amount equal to:
Principal Amount + (Principal Amount × Percentage Change)
(b) If the applicable pricing supplement specifies that a “Leverage Factor” is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)
(c) If the applicable pricing supplement specifies that a “Booster Coupon” is applicable to your notes:
1. If the Percentage Change is greater than the Booster Percentage, then the Payment at Maturity will equal: Principal Amount + (Principal Amount × Percentage Change)
2. If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

(d) If the applicable pricing supplement specifies that a cap is applicable to your notes, then the Payment at Maturity will not exceed the Maximum Redemption Amount set forth in the applicable pricing supplement.

(e) If the applicable pricing supplement specifies that a “Digital Coupon” is applicable to your notes, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount x Digital Coupon)
Payment at Maturity Less Than or Equal to Principal

(a) If the Final Level is equal to the Initial Level and the applicable pricing supplement does not specify that a “Buffer” or “Barrier” is applicable to your notes, then the Payment at Maturity will equal the Principal Amount.

(b) If the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the Principal Amount of your notes. In such a case, the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)
(c) If the applicable pricing supplement specifies that a “Downside Multiplier” is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Downside Multiplier)
(d) If the applicable pricing supplement specifies that a “Buffer” is applicable to your notes:

1.    If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Level, then the Payment at Maturity will equal the Principal Amount of your notes.

2. If the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, then the Payment at Maturity will equal:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

3.    If the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level and the applicable pricing supplement also specifies that a “Downside Multiplier” is applicable to your notes, then the Payment at Maturity will be calculated as follows:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Multiplier]

(e) If the applicable pricing supplement specifies that a “Barrier” is applicable to your notes:
1. If no Barrier Event has occurred, then the Payment at Maturity will equal the Principal Amount of your notes.
2. If a Barrier Event has occurred, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
Percentage Change:	Unless otherwise specified in the applicable pricing supplement, the Percentage Change, expressed as a percentage, is calculated as follows:
Final Level – Initial Level Initial Level
If your notes are bearish notes, unless otherwise specified in the applicable pricing supplement, the Percentage Change will be calculated as follows:
Initial Level – Final Level Initial Level
Type of Note:	As specified in the applicable pricing supplement.
Maximum Redemption Amount:	As specified in the applicable pricing supplement, if applicable.
Leverage Factor:	As specified in the applicable pricing supplement, if applicable.
Downside Multiplier:	As specified in the applicable pricing supplement, if applicable.
Booster Percentage:
A specified percentage increase (or, in the case of bearish notes, decrease) in the level of the Reference Asset. The Booster Percentage will be set forth in the applicable pricing supplement, if applicable.

Digital Coupon:	A percentage that will be specified in the applicable pricing supplement.
Buffer Level:
A specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Buffer Level will be a percentage of the Initial Level and set forth in the applicable pricing supplement, if applicable.

Buffer Percentage:
A specified percentage relative to the Buffer Level and Initial Level that will be set forth in the applicable pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

Barrier Level:
A specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Barrier Level will be a percentage of the Initial Level and set forth in the applicable pricing supplement, if applicable.

Barrier Event:	Depending upon the terms set forth in the applicable pricing supplement, a Barrier Event will occur if:
(i) the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, and

(ii)  (a) for notes subject to Intra‑Day Monitoring, at any time during the Monitoring Period, the level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or

(b) for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or

(c) for notes subject to Final Valuation Date Monitoring, the Final Level is less than (or, in the case of bearish notes, greater than) the Barrier Level.
Monitoring Period:	As specified in the applicable pricing supplement, if applicable.
Initial Level:	As specified in the applicable pricing supplement.
Final Level:
Unless otherwise specified in the applicable pricing supplement, the closing level of the Reference Asset on the Valuation Date  (if there is one Valuation Date  applicable to the notes) or the arithmetic average of the closing levels of the Reference Asset on each of the Valuation Dates (if there is more than one Valuation Date  applicable to the notes), or any other dates specified in the applicable pricing supplement.

Pricing Date:	As specified in the applicable pricing supplement, subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” herein.
Issue Date:	As specified in the applicable pricing supplement, , subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” herein.
Valuation Date(s):
The Valuation Date, or if there is more than one Valuation Date, the Final Valuation Date, will be specified in the applicable pricing supplement and, if such day is not a trading day, will generally be the next following trading day (or next following valid date in the case of averaging dates). Unless otherwise specified in the applicable pricing supplement, a single Valuation Date is subject to extension for up to eight trading days for market disruption events as further described under “General Terms of the Notes — Market Disruption Events” and “General Terms of the Notes — Valuation Date(s)” herein.

Maturity Date:
As specified in the applicable pricing supplement, subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” and “General Terms of the Notes — Maturity Date” herein.

CUSIP/ISIN:	As specified in the applicable pricing supplement.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus).
Listing:	Unless specified otherwise in the applicable pricing supplement, the notes will not be listed or displayed on any securities exchange or electronic communications network.

Calculation Agent:	Unless we specify otherwise in the applicable pricing supplement, the Bank.
Conflicts of Interest:	See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES
An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances. This product prospectus supplement should be read together with the accompanying prospectus and the applicable pricing supplement. If the terms described in the applicable pricing supplement and/or this product prospectus supplement are inconsistent with those described in this product prospectus supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product prospectus supplement; and last, the accompanying prospectus. This section describes the most significant risks relating to the terms of the notes. We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus and the applicable pricing supplement, before investing in the notes.

Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The notes do not guarantee any return of principal unless otherwise specified in the applicable pricing supplement. We will not necessarily repay you the Principal Amount on the Maturity Date. The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Reference Asset from the Initial Level to the Final Level. Because the level of the Reference Asset will be subject to market fluctuations, the return on your notes at maturity may be less, and possibly significantly less, than the Principal Amount per note. If the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level (and, in the case of notes with a buffer, less than (or, in the case of bearish notes with a buffer, greater than) the Buffer Level) or a Barrier Event has occurred (as applicable), the return on your notes will be less than the Principal Amount per note and you may lose all or a substantial portion of the amount you invested to purchase the notes. This will be the case even if the level of the Reference Asset is greater than (or, in the case of bearish notes, less than) the Initial Level at certain periods during the term of the notes. In the case of notes with a Downside Multiplier greater than 100%, the loss on your notes will be accelerated relative to the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. Depending on the Downside Multiplier, you may lose all or a substantial portion of the amount that you invested to purchase the notes.
The Notes Are Expected to be Subject to the Downside Market Risk of the Reference Asset and, if applicable, The Buffer Level and Barrier Level Provide Only Limited Protection Against Loss.
You will receive the Principal Amount of your notes at maturity only if: (i) in the case of notes with no buffer or barrier, if the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Level; (ii) in the case of notes with a buffer, the Final Level is greater than or equal to (or, in the case of bearish notes with a buffer, less than or equal to) the Buffer Level; and (iii) in the case of notes with a barrier, a Barrier Event has not occurred. If the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level or the Buffer Level or if a Barrier Event has occurred, as applicable, you will lose some or all of your Principal Amount.
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
Unless specified otherwise in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same Maturity Date or if you made a hypothetical direct investment in the Reference Asset or the constituents of the Reference Asset (the “Reference

Asset Constituents”). Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Your Potential Payment at Maturity May Be Limited.
If your notes are subject to a cap or a Digital Coupon, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the Payment at Maturity will not exceed the Maximum Redemption Amount or the Digital Coupon, as applicable. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Reference Asset.
Owning the Notes Is Not the Same as a Hypothetical Direct Investment in the Reference Asset or its Reference Asset Constituents or Owning a Security Directly Linked to the Performance of the Reference Asset or its Reference Asset Constituents.
The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the Reference Asset or its Reference Asset Constituents or a security directly linked to the performance of the Reference Asset or its Reference Asset Constituents and held that investment for a similar period because, for example:
•	your notes may be subject to a cap or Digital Coupon, in which case the Payment at Maturity will not exceed the maximum return set forth in the applicable pricing supplement; and
•
the equity index or indices to which your notes are linked may be calculated in part by reference to the prices of the applicable Reference Asset Constituents, without taking into consideration the value of any dividends paid on those stocks.

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of any Reference Asset Constituent at Maturity.
Investing in your notes will not make you a holder of shares of any Reference Asset Constituent. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.
The Amount to Be Paid at Maturity, if Any, Will Not Be Affected by All Developments Relating to the Reference Asset.
Changes in the level of the Reference Asset during the term of the notes before the relevant Valuation Date(s) will not be reflected in the calculation of the Payment at Maturity, unless the level of the Reference Asset trades or closes below (or, in the case of bearish notes, above) the Initial Level, Barrier Level or Buffer Level, as applicable. The Calculation Agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable) and, in the case of notes that have a barrier, by comparing the trading level or closing level of the Reference Asset during the Monitoring Period or on the Valuation Date(s), as applicable, to the Barrier Level. No other levels of the Reference Asset will be taken into account. As a result, you may receive less than the Principal Amount of your notes, even if the level of the Reference Asset has increased (or, in the case of bearish notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level, Barrier Level or Buffer Level, as applicable, as of the relevant dates.
The Calculation Agent Can Postpone a Valuation Date or the Pricing Date if a Market Disruption Event Occurs.
The Calculation Agent will determine the closing level of a Reference Asset on the Pricing Date and on each Valuation Date. The determination of the closing level with respect to a Valuation Date may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing with respect to such

Reference Asset on such date. If such a postponement occurs, the Calculation Agent will determine the closing level of the Reference Asset by reference to its closing level at a time on which no market disruption event occurs or is continuing with respect to such Reference Asset as discussed further under “General Terms of the Securities — Market Disruption Events”.
In no event, however, will any Valuation Date be postponed by more than eight trading days. If the determination of the closing level of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the Calculation Agent. In such an event, the Calculation Agent will estimate the level that would have prevailed in the absence of the market disruption event.
The Calculation Agent may also postpone the Pricing Date if it determines that a market disruption event has occurred or is continuing with respect to a Reference Asset on that date. If the Pricing Date is postponed, the Calculation Agent may adjust the Valuation Date(s) and Maturity Date to ensure that the stated term of the notes remains the same. See “General Terms of the Notes — Market Disruption Events”.
Risks Relating to Notes Denominated or Payable in or Linked to a Non‑U.S. Dollar Currency
If you intend to invest in a non‑U.S. dollar note — e.g., a note whose principal and/or Payment at Maturity payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non‑U.S. dollar currency or property denominated in or otherwise linked to a non‑U.S. dollar currency — you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non‑U.S. dollar currency transactions.
Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non‑U.S. Dollar Note.
Foreign currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non‑U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political, military or economic developments in the country issuing the specified currency for a non‑U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.
Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.
In a Lawsuit for Payment on a Non‑U.S. Dollar Note, an Investor May Bear Foreign Currency Exchange Risk.
The notes will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a foreign currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time. You will therefore be exposed to currency risk with respect to both the U.S. dollar and, if applicable, the foreign currency.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non‑U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.
Non‑U.S. Dollar Notes Will Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency.
Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we make payment in U.S. dollars, the exchange rate we will use, unless otherwise specified in the applicable pricing supplement, will be based on the most recently available noon buying rate in New York City for cable transfers of the other currency, available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. A determination of this kind may be based on limited information and would involve the discretion on the part of the Calculation Agent to the extent described under “General Terms of the Notes — Role of Calculation Agent”. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero.
In addition, the unavailability of the specified non‑U.S. currency will expose you to currency risks with respect to the U.S. dollar which would not have existed had the specified non‑U.S. currency been available.
We Will Not Adjust Any Notes to Compensate for Changes in Foreign Currency Exchange Rates.
Unless otherwise specified in the applicable pricing supplement, we will not make any adjustment or change in the terms of any note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency or any other currency. Consequently, investors in notes will bear the risk that their investment may be adversely affected by these types of events.
Risks Relating to Characteristics of the Applicable Reference Asset
If Your Notes Are Linked to a Basket, Changes in the Level of One or More Basket Components May Be Offset by Changes in the Level of One or More Other Basket Components.
Your notes may be linked to a Basket. In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components. The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes. Furthermore, certain offerings of Notes may provide that the notes are linked to the worst or least performing Reference Asset, in which case you will be exposed to the Reference Asset with the lowest Percentage Change and your return will only be based on that Reference Asset without regard to the more favorable performance of any other Reference Asset.
The Historical Performance of the Reference Asset or its Reference Asset Constituents Should Not Be Taken as an Indication of Their Future Performance.
The level of the Reference Asset will determine the amount to be paid on the notes at maturity, if anything. The historical performance of the Reference Asset or its Reference Asset Constituents does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall during the term of the notes. The level of the Reference Asset and its Reference Asset Constituents will be influenced by complex and interrelated political, economic, financial and other factors.
Changes that Affect an Index Included in the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.
The policies of a sponsor of a Reference Asset (the “Index Sponsor”) concerning the calculation of the Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Asset and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Asset, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Asset, in which case it may become difficult to determine the market value of the notes. If events such as these occur, or if the level of the index is not available on a Valuation Date because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the level of the Reference Asset — and thus the amount payable at maturity — in a manner it considers appropriate.
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.
In the ordinary course of their business, our affiliates and the agents and their affiliates may have expressed views on expected movements in any Reference Asset or Reference Asset Constituent, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates or of the agents or their affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset or Reference Asset Constituent may at any time have significantly different views from those of our affiliates or of the agents or their affiliates. For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or its Reference Asset Constituents from multiple sources, and you should not rely solely on views expressed by our affiliates.
We Will Not Hold Any Reference Asset Constituent for Your Benefit.
The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Reference Asset Constituents that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Asset or its Reference Asset Constituents. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.
Unless otherwise specified in the applicable pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. No Index Sponsor has any obligation of any sort with respect to the notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index included in the Reference Asset.
An Investment in the Notes May Be Subject to Risks Associated with Non‑U.S. Securities Markets.
The Reference Asset may include one or more equity securities that have been issued by non‑U.S. companies. An investment in securities linked to the value of non‑U.S. equity securities involves particular risks. Non‑U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect

non‑U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non‑U.S. securities markets, as well as cross shareholdings among non‑U.S. companies, may affect trading prices and volumes in those markets. In addition, there is generally less publicly available information in the U.S. about non‑U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non‑U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in non‑U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non‑U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non‑U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non‑U.S. laws or restrictions applicable to non‑U.S. companies or investments in non‑U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
The Return on the Notes May Be Exposed to Fluctuations in Exchange Rates that Might Affect the Level of the Reference Asset and the Payment at Maturity.
Because the securities included in the Reference Asset may be traded in currencies other than U.S. dollars, and the notes may be denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non‑U.S. economies that in turn may affect the payment on the notes at maturity. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish notes, weakens) against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the level of the Reference Asset may be adversely affected as well. In turn, the Payment at Maturity may be adversely affected.
We Do Not Control Any Company Included in a Reference Asset and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in a Reference Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Asset. You should make your own investigation into the companies represented by the applicable Reference Asset.
Other Risk Factors Relating to the Applicable Reference Asset
The applicable pricing supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the notes.
Risks Relating to Hedging Activities and Conflicts of Interest
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We and our affiliates may hedge our obligations under the notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset and/or the price(s) of one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the notes.
We and our respective affiliates may, at present or in the future, engage in business with one or more issuers of the Reference Asset Constituents (the “Reference Asset Constituent Issuers”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and our affiliates’ obligations, and your interests as a holder of the notes. Moreover, we or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset or the price of one or more Reference Asset Constituents and, therefore, the market value of, and any payment on, the notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the notes. Unless otherwise specified in the applicable pricing supplement, the Bank will serve as the Calculation Agent. We may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration the Bank’s ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the Payment at Maturity on the notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent.”
Risks Relating to Liquidity
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the notes. The notes will not be listed or displayed on any securities exchange or electronic communications network. TD Securities (USA) LLC and other affiliates of the Bank may make a market for the notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of the Bank may stop any market‑making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of your notes:

•
the level of the Reference Asset, including, in the case of notes that have a buffer, whether the level of the Reference Asset trades or closes at a level below the Buffer Level or, in the case of notes that have a Barrier, whether a Barrier Event has occurred;

•	if your notes are subject to a cap or a Digital Coupon, your potential return on the notes will be limited;
•	the volatility (i.e., the frequency and magnitude of changes) of the level of the Reference Asset;
•	the dividend rate on the applicable Reference Asset Constituents;
•	for notes with two or more Reference Assets, the correlation of such Reference Assets;
•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the level of the Reference Asset;

•
if the Reference Asset includes one or more indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non‑U.S. markets (a “non‑U.S. Reference Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non‑U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest and yield rates in the market;
•	our financial condition and creditworthiness; and
•	the time remaining to maturity of the notes.
These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the Principal Amount of your notes.
Your notes may trade quite differently from the Reference Asset. Changes in the level of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the level of the Reference Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent and could decrease.
The Market Value of Your Notes Will Likely Decline at an Accelerated Rate as the Level of the Reference Asset Approaches and Drops Below (or, in the Case of Bearish Notes, Rises Above) the Barrier Level.
If your notes have a barrier, when the trading level or closing level, as applicable, of the Reference Asset on any trading day declines (or, in the case of bearish notes, rises) from the Initial Level to a level near the Barrier Level for the first time, the market value of the notes will likely decline at a greater rate than the decrease (or, in the case of bearish notes, increase) in the level of the Reference Asset. If the level of the Reference Asset is near or below (or, in the case of bearish notes, above) the Barrier Level, we expect the market value of the notes to decline to reflect the fact that investors may receive less than their Principal Amount at maturity.
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of the Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.
The price at which you purchase the notes may include a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) may incur in the hedging of our market risk under the notes. The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

Risks Relating to General Credit Characteristics
An Investment in the Notes Is Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
An investment in any of the notes, which are the Bank’s senior unsecured debt securities, is subject to our credit risk. As a result, your receipt of the amount due on the Maturity Date is dependent upon the Bank’s ability to repay its obligations as of each payment at that time. This will be the case even if the level of the Reference Asset increases (or, in the case of bearish notes, decreases) after the Pricing Date. Accordingly, if the Bank becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the notes. The existence of a trading market for, and the market value of, any of the notes may be affected by market perceptions of our creditworthiness. If market perceptions of our creditworthiness were to decline for any reason, the market value of your notes, and the availability of the trading markets generally, may be adversely affected. No assurance can be given as to what our financial condition will be at any time during the term of the notes, or at maturity.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the tax treatment of the notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this product prospectus supplement or the applicable pricing supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.
The IRS has released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, the Bank intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes regardless of whether there are interest payments over the term of the notes. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product prospectus supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Non‑U.S. Holders May Be Subject to Certain Additional Risks.
Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars. If you are a non‑U.S. holder (as defined below in the section entitled “Material U.S. Federal Income Tax Consequences”) who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes. If the terms of the notes differ from those specified in this product prospectus supplement (e.g. provide for payments of contingent interest), the applicable pricing supplement will describe the U.S. federal income tax considerations for such notes, which may differ materially and adversely from those described herein. If you are a non‑U.S. holder, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that may be due under the notes.
This product prospectus supplement also contains a discussion of certain Canadian tax consequences. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan subject to the Code, including an IRA or a Keogh plan (or a governmental or other plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition. For additional information, please see the discussion under “Certain Benefit Plan Considerations” below.

GENERAL TERMS OF THE NOTES
Please note that in this section entitled “General Terms of the Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the sections entitled “Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.

In addition to the terms described on the front cover and in the “Summary” section of this product prospectus supplement, the following general terms will apply to the notes, including your notes. , unless otherwise specified in the applicable pricing supplement. The applicable pricing supplement may use different defined terms than those used herein to describe the notes. If the terms described in the applicable pricing supplement and/or this product prospectus supplement are inconsistent with those described in this product prospectus supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product prospectus supplement; and last, the accompanying prospectus.
Specified Currency
Unless otherwise specified in the applicable pricing supplement, all payments of principal and interest will be made in U.S. dollars (“$”).
No Listing
Unless otherwise specified in the applicable pricing supplement, your notes will not be listed or displayed on any securities exchange, electronic communications network or interdealer market quotation system.
Defeasance, Other Terms
Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:
•	a Business Day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and
•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.
Please note that the information about the issuance, Issue Date, issue price discounts or commissions and net proceeds to the Bank in the applicable pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Payment at Maturity
At maturity, subject to our credit risk as issuer of the notes, you may receive a cash payment that is based on the performance of the Reference Asset. The Payment at Maturity will be calculated as follows:
Payment at Maturity in Excess of Principal
(a)    If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Level, then, at maturity, you will receive an amount equal to:
Principal Amount + (Principal Amount × Percentage Change)

The Percentage Change is the difference between the Final Level and the Initial Level and is expressed as a percentage of the Initial Level. The Percentage Change may be positive or negative and will be calculated as follows:
Final Level – Initial Level
Initial Level
If your notes are bearish notes, the Percentage Change will be calculated as follows:
Initial Level – Final Level
Initial Level
(b)    Leverage Factor. If the applicable pricing supplement specifies that a Leverage Factor is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)
The Leverage Factor represents the extent to which your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. The Leverage Factor may be less than, equal to, or greater than 100%. If the Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. If the Leverage Factor is greater than 100%, your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) on a leveraged basis. The Leverage Factor will be specified in the applicable pricing supplement, if applicable.
(c)    Booster Coupon. If the applicable pricing supplement specifies that a Booster Coupon is applicable to your notes:
1.	If the Percentage Change is greater than the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
2.	If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Booster Percentage)
The Booster Percentage is a specified increase (or, in the case of bearish notes, decrease) in the level of the Reference Asset, and will be set forth in the applicable pricing supplement, if applicable.
(d)    Cap. If the applicable pricing supplement specifies that a cap is applicable to your notes, then the Payment at Maturity will not exceed the Maximum Redemption Amount set forth in the applicable pricing supplement.
(e)    Digital Coupon. If the applicable pricing supplement specifies that a Digital Coupon is applicable to your notes, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount x Digital Coupon)
The Digital Coupon will be a percentage specified in the applicable pricing supplement.
Payment at Maturity Less than or Equal to Principal
(f)    If the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the Principal Amount of your notes. In such a case, the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)
(b)    Downside Multiplier. If the applicable pricing supplement specifies that a Downside Multiplier is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Downside Multiplier)
The Downside Multiplier represents the extent to which your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. The Downside Multiplier may be less than, equal to, or greater than 100%. If the Downside Multiplier is less than 100%, your notes will participate in less than the full downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Multiplier is greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) on a leveraged basis. The Downside Multiplier will be specified in the applicable pricing supplement, if applicable. Depending on the Downside Multiplier, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.
(a)    Buffer. If the applicable pricing supplement specifies that a Buffer is applicable to your notes:
1.	If the Final Level is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Level, then the Payment at Maturity will equal the Principal Amount of your notes.
2.	If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the Payment at Maturity will equal:
Principal Amount + [(Principal Amount × (Percentage Change + Buffer Percentage)]
3.
If the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level and the applicable pricing supplement also specifies that a “Downside Multiplier” is applicable to your notes, then the Payment at Maturity will be calculated as follows:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Multiplier]
The Buffer Level is a specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Buffer Level will be a percentage of the Initial Level and set forth in the applicable pricing supplement, if applicable. The Buffer Percentage is a specified percentage that will be set forth in the applicable pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.
(b)    Barrier. If the applicable pricing supplement specifies that a Barrier is applicable to your notes:
1.	If no Barrier Event has occurred, then the Payment at Maturity will equal the Principal Amount of your notes.
2.	If a Barrier Event has occurred, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
Unless otherwise specified in the applicable pricing supplement, a Barrier Event will occur if:
(i)	the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level; and
(ii)
(a)   for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or

(b)  for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing level of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Level, or
(c)  for notes subject to Final Valuation Date Monitoring, the Final Level is less than (or, in the case of bearish notes, greater than) the Barrier Level.
The applicable pricing supplement will specify which of these three Monitoring Methods is applicable to your notes as well as the applicable Monitoring Period. If your notes are monitored by a different method, that method will be specified in the applicable pricing supplement, as well as any other provisions relating to the determination of the amount payable on your notes at maturity.
The Barrier Level is a specified level of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Level. The Barrier Level will be a percentage of the Initial Level and set forth in the applicable pricing supplement, if applicable.
Determining the Level of the Reference Asset
Initial Level. The applicable pricing supplement will set forth the Initial Level of the Reference Asset. Unless otherwise specified in the applicable pricing supplement, the Initial Level of an index will be its closing level on the Pricing Date.
Final Level. Unless otherwise specified in the applicable pricing supplement, the Final Level of an index on any Valuation Date  will be its closing level on that date.
Closing Level
Unless otherwise specified in the applicable pricing supplement, the “Closing Level” of any Reference Asset on any trading day means:
•	the closing level of such Reference Asset; or
•	if any Reference Asset is unavailable, any successor index or alternative calculation of such Reference Asset, published following the regular official weekday close of the principal trading session of the primary exchange for its Reference Asset Constituents, each as determined by the Calculation Agent.
Valuation Date(s)
Unless otherwise specified in the applicable pricing supplement, the Valuation Date(s) (including the Final Valuation Date, if applicable) will be the date(s) specified in the applicable pricing supplement, unless the Calculation Agent determines that a market disruption event has occurred or is continuing on any such day with respect to a Reference Asset, in which case the affected date for such Reference Asset will be postponed as described under “— Market Disruption Events” below. Unless otherwise specified in the applicable pricing supplement, if a Valuation Date specified in the applicable pricing supplement occurs on a day that is not a trading day:
•	for notes with a single Valuation Date, such Valuation Date will be the next following trading day, or
•	for notes with more than one Valuation Date, such Valuation Date will be the next following “valid date”, as described under “— Market Disruption Events” below.
Maturity Date
The Maturity Date will be the date specified in the applicable pricing supplement, unless that date is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the Calculation Agent postpones the determination of the closing level on one or more Valuation Dates and therefore postpones the determination of the Final Level, the Calculation Agent will also adjust the Maturity Date to maintain the same number of Business Days between the last Valuation Date, as postponed, and the Maturity Date as originally existed.
No Interest
Unless specified otherwise in the applicable pricing supplement, the notes will not pay any interest.
Unavailability of the Level of the Reference Asset; Modification to Method of Calculation
If the Index Sponsor discontinues publication of a Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Reference Asset (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If any Index Sponsor discontinues publication of a Reference Asset prior to, and that discontinuance is continuing on, any trading day on which the level of such Reference Asset must be determined and the Calculation Agent determines that no successor index is available at that time, then the Calculation Agent will determine the level of the Reference Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or Reference Asset Constituents have been materially suspended or materially limited, its estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or the Reference Asset Constituents most recently comprising the Reference Asset. Notwithstanding these alternative arrangements, discontinuance of the publication of a Reference Asset may adversely affect the value of, and any amount payable on, your notes.
If the Calculation Agent determines that at any time the method of calculating the closing level of a Reference Asset or a successor index is changed in a material respect, or if such index is in any other way modified so that such index does not fairly represent the level of such index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will make such calculations and adjustments as may be necessary in order to arrive at a level of such index as if those changes or modifications had not been made (irrespective of whether such changes or modifications were already permitted pursuant to the applicable Reference Asset’s methodology). Accordingly, if the method of calculating such index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising part of the Reference Asset may adversely affect the value of, and any amount payable on, your notes.
Adjustments Relating to Notes Linked to a Basket
If the Calculation Agent substitutes a successor index, or otherwise affects or modifies a Basket Component, then the Calculation Agent will make those calculations and adjustments as, in the judgment of the Calculation Agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payments on the notes with reference to that basket or the successor basket (as described below), as adjusted.
In this event, the Calculation Agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.
If the Calculation Agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the Calculation Agent will determine the level of the applicable Basket Components or the Basket level for any applicable trading day as described above.
Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of, and any amount payable on, the notes.
Market Disruption Events
Market Disruption Events for Notes with a Single Valuation Date
If the Final Level will be determined on a single Valuation Date  and a market disruption event occurs or is continuing on that date with respect to a Reference Asset, the Final Level of the affected Reference Asset will equal its closing level on the first trading day following the Valuation Date  on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing with respect to such Reference Asset. If a market disruption event occurs or is continuing on each trading day to and including the eighth trading day following the Valuation Date, that day will nevertheless be the Valuation Date and the Calculation Agent will estimate the Final Level that would have prevailed in the absence of the market disruption event. If the Valuation Date is postponed due to a market disruption event, the Calculation Agent will also postpone the Maturity Date to maintain the same number of Business Days between the Valuation Date, as postponed, and the Maturity Date as originally existed.
Market Disruption Events for Notes with More Than One Valuation Date
If the Final Level will be determined over more than one Valuation Date as the arithmetic average of the closing prices of the Reference Asset on each of the Valuation Dates, and a market disruption event occurs or is continuing with respect to a Reference Asset on any scheduled Valuation Date (including the Final Valuation Date), the closing level of the affected Reference Asset for that Valuation Date will equal its closing level on the first trading day on which a market disruption event has not occurred, is not continuing and which is not otherwise scheduled to be a Valuation Date (a “valid date”). If the first succeeding valid date in respect of the affected Reference Asset has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another Valuation Date or market disruption event, would have been the Valuation Date, then (1) that eighth trading day will be deemed to be the Valuation Date (irrespective of whether that eighth trading day is already a Valuation Date), and (2) the Calculation Agent will determine the closing level on such day as specified above. If the Calculation Agent postpones the determination of a closing level on a Valuation Date and therefore postpones the determination of the Final Level, the Calculation Agent may also adjust the Maturity Date to maintain the same number of Business Days between the last Valuation Date, as postponed, and the Maturity Date as originally existed.
Market Disruption Events on the Pricing Date
The Calculation Agent may also postpone the determination of the Initial Level of the Reference Asset on the Pricing Date if it determines that a market disruption event has occurred or is continuing with respect to a Reference Asset on that date. If the Pricing Date is postponed, the Calculation Agent may adjust the Valuation Date(s) (including the Final Valuation Date, if applicable) and Maturity Date to ensure that the stated term of the notes remains the same.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the Calculation Agent may waive its right to postpone the Pricing Date or the Valuation Date(s) (including the Final Valuation Date, if applicable), if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing level of the affected Reference Asset on such date.
A “market disruption event” means one or more of the following events, as determined by the Calculation Agent:
A.
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one‑half hour period preceding the close of trading, on the primary exchange where the Reference Asset Constituents trade (without taking into account any extended or after‑hours trading session), in 20% or more of the Reference Asset Constituents which then comprise the Reference Asset;

B.
the suspension of or material limitation on trading on the primary exchange that trades options contracts or futures contracts related to the Reference Asset or to 20% or more of the Reference Asset Constituents (without taking into account any extended or after‑hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in such options contracts; or

C.
any other event that the calculation agent determines materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the Reference Asset Constituents or instruments linked to a Reference Asset generally.

For the purpose of determining whether a market disruption event has occurred:
1.
a limitation on the hours in a trading day and/or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;

2.
a decision to permanently discontinue trading in the relevant futures or options contracts related to the Reference Asset or Reference Asset Constituents, or related to any successor index or its constituents, will not constitute a market disruption event;

3.
a suspension in trading in a futures or options contract on the Reference Asset or Reference Asset Constituents, or related to any successor index or its constituents, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts (and the 20% threshold set forth above is met) will constitute a suspension of or material limitation on trading in such futures or options contracts;

4.	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
5.
if applicable to indices with component securities listed on the New York Stock Exchange (“NYSE”), for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Payment of Additional Amounts and Tax Redemption
Unless otherwise set forth in the applicable pricing supplement, the Bank will pay additional amounts as described under “Description of the Debt Securities — Payment of Additional Amounts” and will have the option to redeem the notes as described under “— Tax Redemption” in the accompanying prospectus.
Events of Default
Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date .
If the maturity of the notes is accelerated because of an event of default, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.
Role of Calculation Agent
The Calculation Agent will make all determinations relating to the notes, including, but not limited to, the level of the Reference Asset, Business Days, market disruption events, discontinuance of or material change to a Reference Asset, and the amount payable on your notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent.
Unless otherwise specified in the applicable pricing supplement, we will serve as the initial Calculation Agent for the notes. We may appoint a different institution to serve as Calculation Agent from time to time without your consent and without notifying you of the change.
Special Calculation Provisions
Business Day
The term “Business Day” means, for any note, a day that meets all the following applicable requirements:
•
for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto;

•
if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center;

If the applicable pricing supplement specifies a different meaning for the term Business Day, we will use that modified definition in determining any payment date as well as the Maturity Date for your notes.
Any payment on your note that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with no interest payable on account of the delay. The term “Business Day” with respect to your note may have a different meaning than it does for other notes.
Trading Day
Unless otherwise specified in the applicable pricing supplement, a “trading day” means a day, as determined by the Calculation Agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which the Reference Asset Constituents are listed or admitted for trading. With respect to Reference Asset Constituents issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S.

exchange or market, a day, as determined by the Calculation Agent, on which trading is scheduled to be generally conducted on the primary non-U.S. exchange(s) or market(s) on which such instrument is listed or admitted for trading.
Form, Exchange and Transfer
Unless we specify otherwise in the applicable pricing supplement, the notes will be issued:
•	only in fully-registered form;
•	without interest coupons; and
•	in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
If a note is issued as a registered global note, only the depositary — e.g., DTC, Euroclear and Clearstream, each as defined under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus — will be entitled to transfer and exchange the note as described in this subsection because the depositary will be the sole registered holder of the note and is referred to below as the “holder.” Those who own beneficial interests in a global note do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed by the applicable procedures of the depositary and its participants. We describe book-entry procedures under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.
Holders of notes issued in fully‑registered form may have their notes broken into more notes of smaller denominations of not less than $1,000, or combined into fewer notes of larger denominations, as long as the total Principal Amount is not changed. This is called an exchange.
To the extent the notes are certificated, holders may exchange or register the transfer of notes at the office of the trustee. Notes may be transferred by endorsement. Holders may also replace lost, stolen or mutilated notes at that office. The trustee acts as our agent for registering notes in the names of holders and registering the transfer of notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also record transfers. The trustee may require an indemnity before replacing any notes.
Holders will not be required to pay a service charge to register the transfer or exchange of notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registration of a transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.
If we designate additional transfer agents, they will be named in the applicable pricing supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If the notes are redeemable and we redeem less than all of the notes of a particular series, we may block the registration of transfer or exchange of notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders entitled to receive the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit registration of transfers and exchanges of the unredeemed portion of any note being partially redeemed.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records on the record date in advance of each due date for interest, even if that person no longer owns notes on the interest due date. Holders (or those who own a beneficial interest in the notes) buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the securities to prorate interest fairly between buyer and seller.

Unless otherwise specified in the applicable pricing supplement, the “record date” will be the Business Day immediately preceding the applicable payment date.
We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the City of New York. That office is currently located at 240 Greenwich Street, 7E, New York, NY 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.
Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.
We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of notes.
Notices
We and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the trustee’s records. With respect to who is a registered “holder” for this purpose, see “Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.
Manner of Payment and Delivery
Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City. The Payment at Maturity will only be made when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Other Provisions; Addenda
Any provisions relating to the notes may be modified and/or supplemented by the terms as specified under “Other Provisions” in the applicable notes or in an addendum relating to the applicable notes and, in each case, in the applicable pricing supplement.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.
In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of securities or over‑the‑counter derivative instruments linked to the applicable Reference Asset(s) and any Reference Asset Constituents prior to or on the Pricing Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the Maturity Date.
We and/or our affiliates may close out our or their hedge position relating to the notes on or before the Valuation Date for your notes. That step may involve sales or purchases of the instruments described above. No holder of the notes will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Additional Risk Factors Specific to the Notes — Risks Relating to Hedging Activities and Conflicts of Interest  — Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes” in this product prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non‑resident Holder owning notes under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable pricing supplement may describe the principal Canadian federal income tax considerations relevant to a Non‑resident Holder owning notes which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities such as the notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the notes and does not purport to be a complete analysis of all tax considerations relating to the notes. This summary is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable pricing supplement will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of notes, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith. Prospective purchasers of the notes are urged to read the discussion in the applicable supplements relating to their notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts, in each case as applicable, under the notes. References in this section to the Reference Asset shall be deemed to be references to the Reference Asset, Reference Assets or Basket for an offering of the notes, as applicable.
This discussion applies to you only if you acquire your notes upon initial issuance and hold your notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), a real estate investment trust (a “REIT”) or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the notes or a “wash sale” with respect to the notes or the Reference Asset,

•	a former citizen of the U.S.
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a note that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.
This discussion does not address notes linked to, or denominated in, one or more foreign currencies or notes that provide for interest payments (whether fixed or contingent). The tax treatment for such notes (and any other notes with terms that differ from those described herein) will be specified in the applicable pricing supplement and may be differ materially and adversely from those described herein.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable pricing supplement, we intend to treat the notes as prepaid forward contracts or prepaid derivative contracts with respect to the Reference Asset for U.S. federal income tax purposes and pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with this characterization.
If the notes are so treated, you should generally not accrue any income with respect to the notes during the term of the notes (assuming the applicable pricing supplement does not specify that interest is payable on the notes) until taxable disposition of the notes and you should generally recognize capital gain or loss upon such taxable disposition in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the amount you paid for your notes. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Unless otherwise specified in the applicable pricing supplement, we expect our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, would be able to opine that it would be reasonable to treat your notes as prepaid forward contracts or prepaid derivative contracts with respect to the Reference Asset.
It is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity of your notes is determined (generally the Valuation Date), even though you will not receive any amounts from the Bank in respect of your notes prior to the Maturity Date of your notes. In this case, you may be treated as having a holding period in respect of your notes ending prior to the Maturity Date for your notes, and such holding period may be treated as less than one year even if you receive cash on the Maturity Date of your notes at a time that is more than one year after the beginning of your holding period.
Except to the extent otherwise required by law, the Bank intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Section 1260
If a note references a Reference Asset Constituent that is treated as equity in a RIC such as certain exchange-traded funds, a REIT, a “passive foreign investment company” (a “PFIC”), a partnership, or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the “constructive ownership transaction” rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the notes could be affected materially and adversely. Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the note (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of such taxable disposition).
Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisors regarding the potential application of the “constructive ownership” rules to an investment in the notes.
Possible Change in law
In 2007, the IRS released a notice that may affect the taxation of holders of notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as the notes, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such notes would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code described above under “Section 1260” should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Section 1297
We will not attempt to ascertain whether any Reference Asset Constituent would be treated as a PFIC.  In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that any Reference Asset Constituent is treated as a PFIC, the application of the PFIC rules to the notes would be unclear, and it is possible that U.S. holders of notes could be subject to the PFIC rules to the extent that the notes directly or indirectly references shares in one or more PFICs. Accordingly, you should consult your tax advisor regarding the potential application of the PFIC rules to an investment in the notes.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the notes.

Contingent Payment Debt Instrument. If the notes have a term greater than one year, it is possible that the notes could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the taxable disposition of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the taxable disposition of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Reference Asset, any Basket Components or the Reference Asset Constituents, (ii) any gain or loss that you recognize upon the taxable disposition of the notes should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your notes, (iv)  you should be required to include in ordinary income an amount equal to any increase in the Reference Asset, any Basket Components or any Reference Asset Constituents that is attributable to ordinary income that is realized in respect of the Reference Asset, any Basket Components or any Reference Asset Constituents, such as interest, dividends or net-rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of the Reference Asset or any Basket Component. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.
In the Case of Bearish Notes. The IRS could also possibly assert that you should be treated as entering into a short sale of the Reference Asset Constituents, in which case any gain or loss on such short sale could be short-term capital gain or loss, regardless of the holding period of the notes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Information Reporting with respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the notes or a sale of the notes to be treated as a Reportable Transaction. Holders should consult with their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of notes.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the notes will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. The U.S. federal income tax consequences of any notes providing for interest, whether fixed or contingent, will be specified in the applicable pricing supplement and, notwithstanding the foregoing, may be subject to U.S. withholding.
Subject to Section 897 of the Code (as discussed below), gain realized on the taxable disposition of the notes by a non-U.S. holder will generally not be subject to federal income tax, unless:
•	the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of the notes by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether the issuer of any Reference Asset Constituent would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or the notes were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax.  Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“Delta-One Specified ELIs”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not Delta-One Specified ELIs and are issued before January 1, 2023. Accordingly, non-U.S. holders of notes that are not Delta-One Specified ELIs and that issued before January 1, 2023 should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the Reference Asset. For notes issued on or after January 1, 2023, the applicable pricing supplement will indicate whether withholding applies to such note under Section 871(m).  If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the notes.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes regardless of whether there are any interest payments over the term of the notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding any possible changes in law and whether any such change may adversely affect the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes (including possible application of Section 1260 and alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including those of the issuers of the Reference Asset Constituents).

CERTAIN BENEFIT PLAN CONSIDERATIONS
ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, on entities such as collective investment funds and insurance company separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts (or IRAs), including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental and other plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction.
The Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many Plans by reason of, for example, the Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a Plan, and with respect to which the Bank or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan.  The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84‑14 (for transactions determined by independent qualified professional asset managers), 90‑1 (for insurance company pooled separate accounts), 91‑38 (for bank collective investment funds), 95‑60 (for insurance company general accounts) and 96‑23 (for transactions managed by in‑house asset managers).  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code also may provide an exemption for the purchase and sale of the notes, provided neither the Bank nor any of its affiliates have or exercise any discretionary authority or control with respect to the investment of the assets of the Plan involved in the transaction or render investment advice with respect to those assets, and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
The person making the decision on behalf of a Plan or a governmental or other plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the notes, or (when relevant) exercising any rights related thereto, to represent that (a) such purchase, holding, disposition and (when relevant) exercise of the notes will not constitute or result in a non‑exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental or other plan, under any similar applicable law or regulation) and (b) neither the Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or (when relevant) any exercise related thereto or otherwise as a result of any exercise by the Bank or any of its affiliates of any rights in connection with the notes.
If you are an insurance company or the fiduciary of a Plan or a governmental or other plan, and propose to invest in notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We and TD Securities (USA) LLC, as agent, have entered into a distribution agreement with respect to the notes. The agent or agents through whom the notes will be offered will be identified in the applicable pricing supplement. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission is expected to range from 1% to 5% of the Principal Amount of the notes, or in such other amount as may be agreed between the agent and the Bank.
We may also sell notes to the agent, who will purchase the notes as principal for its own account. In that case, we will either pay the agent a commission as discussed above or the agent may purchase the notes at a price equal to the issue price specified in the applicable pricing supplement, less a discount to be agreed with us at the time of the offering.
The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.
We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.
We have reserved the right to withdraw, cancel or modify the offer made by the applicable pricing supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent. No termination date has been established for the offering of the notes.
The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.
If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
Unless otherwise indicated in any pricing supplement, payment of the purchase price of notes, other than notes denominated in a non‑U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.
We may appoint additional agents with respect to the notes. Any other agents will be named in the applicable pricing supplements and those agents will enter into the distribution agreement referred to above. The agent referred to above and any additional agents may engage in commercial banking and investment banking and other transactions with and perform services for the Bank and its affiliates in the ordinary course of business. TD Securities (USA) LLC is an affiliate of the Bank and may resell notes to or through another of our affiliates, as selling agent.
The notes are a new issue of securities, and there will be no established trading market for any note before its Issue Date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by TD Securities (USA) LLC that it may make a market in the notes offered through it. However, neither TD Securities (USA) LLC nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
The agent may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions. The agent is not required to engage in these activities, and may end any of these activities at any time.
In addition to offering notes through the agent as discussed above, other senior debt securities of the Bank that have terms substantially similar to the terms of the notes offered under this product prospectus supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by the Bank. Any of these senior debt securities sold pursuant to the distribution agreement or sold by the Bank directly to investors will reduce the aggregate amount of notes which may be offered by this product prospectus supplement.
Market-Making Transactions
If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. For more information regarding market-making transactions, see “Plan of Distribution (Conflicts of Interest) — Market-Making Resales By the Bank and its Affiliates” in the accompanying prospectus.
Please note that the information about the Issue Date or Pricing Date, issue price discounts or commissions and net proceeds to the Bank in the applicable pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Conflicts of Interest
TD Securities (USA) LLC is an affiliate of the Bank and, as such, will have a “conflict of interest” in an offering of the notes within the meaning of FINRA Rule 5121. In addition, the Bank will receive the net proceeds (excluding the commission) from any public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell the notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement, the accompanying prospectus or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by The Toronto-Dominion Bank or the agent. This product prospectus supplement, the accompanying prospectus and any pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the applicable pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and any pricing supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.
The Toronto-Dominion Bank
Senior Debt Securities, Series E
Market-Linked Notes Linked to One or More Equity Indices
November 6, 2020